UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 3, 2010

MEDIA SCIENCES INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-16053	87-0475073
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Allerman Road, Oakland, New Jersey 07436
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (201) 677-9311

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.313e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 3, 2010, John Manginelli, age 56, joined Media Sciences International, Inc. in the position of Chief Financial Officer.

From 2007 to January 2010, Mr. Manginelli served as Chief Financial Officer for Niagara Conservation Corp., a manufacturer and distributor of water conservation products based in Cedar Knolls, New Jersey.  From 1995 to 2007, he served as Chief Financial Officer and Vice President of Finance for Colavita USA, a New Jersey based importer and distributor of specialty food products.  From 1990 to 1995, he served as Chief Financial Officer and Vice President of Finance for Country Floors, Inc., a New York based company.  From 1988 to 1990, he served as Controller for Joyce Office Products, based in Secaucus, New Jersey.  From 1985 to 1988, he served as Controller for LCS Industries, a New Jersey based company.  From 1982 to 1985, he served as Assistant Controller for Electro Biology, a manufacturing company based in Fairfield, New Jersey.  In 1975, Mr. Manginelli graduated from Fairleigh Dickinson University with a B.S. degree in Accounting.  He is a member of the American Institute of CPAs and of the New Jersey Society of CPAs.

Mr. Manginelli does not serve, and in the past five years has not served, as a director of a reporting company.  Mr. Manginelli is not associated with another officer or a director of the Company by family relationship.

Mr. Manginelli’s employment is on at at-will basis.  He receives a base salary at the rate of $170,000 per year.  He also received a restricted stock award of 50,000 shares of the Company's common stock, subject to a 90 day vesting period, as a signing bonus, and an options award to purchase up to 100,002 shares of the Company's common stock, subject to vesting in equal increments over a three year period and exercisable for seven years from grant at $0.42 per share.  Mr. Manginelli is eligible for a cash bonus of up to $5,000 in connection with the Company's fiscal year ending June 30, 2010, and for future fiscal years, he may be eligible for performance based cash bonuses, in accordance with a compensation plan for senior management as determined by the Company’s Compensation Committee, with a potential cash bonus of up to 40% of base salary, of which 50% is based on individual performance and 50% is based on company financial performance, under criteria approved by the Company’s Compensation Committee. Commencing with fiscal year 2012, Mr. Manginelli may be eligible for annual stock-based grants in line with the rest of the Company's management team as determined by the Company’s Compensation Committee.  He is entitled to certain employee benefits, including the following: four weeks of vacation annually, a life insurance policy in the amount of $1 million, and participation in the Company's medical, dental, long term disability and 401K plans.  If the Company undergoes a “change in control” within the meaning of Treasury Regulations Section 1.409A-3(i)(5), Mr. Manginelli has the right to terminate his employment, in which event he is entitled to twelve months of his base salary and to certain employee benefits for one year, and to immediate vesting of all employee stock-based awards granted to him.  After a 90 day employment period, in the event of involuntary termination for reasons other than cause, Mr. Manginelli will be eligible for severance of six months of his base salary and certain employee benefits for one year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIA SCIENCES INTERNATIONAL, INC.

Date: June 3, 2010	By: /s/ Denise Hawkins
Denise Hawkins
Vice President